SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 5)


                         Espey Mfg. & Electronics Corp.
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                                (Name of Issuer)

                  Common Stock, par value $.33 - 1/3 par value
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                         (Title of Class of Securities)


                                  296650 10 4
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                                 (CUSIP Number)

                                 June 30, 2006
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

CUSIP No. 296650 10 4                  13G                    Page __ of__ Pages


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Howard Pinsley

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

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  NUMBER OF    5.   SOLE VOTING POWER
                    124,728
   SHARES
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BENEFICIALLY   6.   SHARED VOTING POWER
                    0
  OWNED BY
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    EACH       7.   SOLE DISPOSITIVE POWER
                    124,728
  REPORTING
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   PERSON      8.   SHARED DISPOSITIVE POWER
                    0
    WITH
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,728

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.38%**

**Based on 2,317,796 Shares Issued and Outstanding as of December 31, 2006
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12. TYPE OF REPORTING PERSON*

IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 296650 10 4                  13G                    Page __ of__ Pages

Item 1(a).  Name of Issuer:

            Espey Mfg. & Electronics Corp. (the "Issuer")
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Item 1(b).  Address of Issuer's Principal Executive Offices:

            233 Ballston Ave.
            Saratoga Springs, NY  12866
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Item 2(a).  Name of Person Filing:

            Howard Pinsley
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            233 Ballston Ave.
            Saratoga Springs, NY  12866
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Item 2(c).  Citizenship:

            United States of America
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Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.33 1/3 per share (the "Common Stock")
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Item 2(e).  CUSIP Number:

            296650 10 4
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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)   [_] Broker or dealer registered under Section 15 of the Exchange
               Act.
     (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
     (d) [_] Investment company registered under Section 8 of the Investment Company Act.
     (e)   [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 296650 10 4                  13G                    Page __ of__ Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 124,728
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     (b)  Percent of class:

          5.38%
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     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    124,728,
          (ii)  Shared power to vote or to direct the vote     0,
          (iii) Sole power to dispose or to direct the disposition of   124,728,
          (iv)  Shared power to dispose or to direct the disposition of    0

*23,460 of such shares are shares allocated to Mr. Howard Pinsley as of June 30, 2006 (the effective date of the most recent notice of allocated shares to participants) as a participant in the Issuer's Employee Stock Ownership Plan , 8,000 of such shares may be acquired upon exercise of options granted to Mr. Howard Pinsley pursuant to the Issuer's 2000 Stock Option Plan

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

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Item 8.  Identification  and  Classification  of Members of the Group.

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Item 9.  Notice of Dissolution of Group.

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Item 10.  Certifications.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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                                                        (Date)


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                                                      (Signature)


                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).